Exhibit 99.1
FOR IMMEDIATE RELEASE

Lam Research Corporation Announces $5 Billion Share Repurchase Authorization and Declares Quarterly Dividend

FREMONT, Calif. -- (GLOBE NEWSWIRE) – May 11, 2022 -- Lam Research Corporation (Nasdaq: LRCX) today announced that its Board of Directors approved a $5 billion share repurchase authorization and a quarterly dividend of $1.50 per share of common stock.
The company is authorized to repurchase up to $5 billion of common stock; this authorization supplements the remaining balances from any prior authorizations. Repurchases may be made through both public market and private transactions and may include the use of derivative contracts and structured share repurchase agreements. This repurchase program has no termination date and may be suspended or discontinued at any time.
The dividend payment will be made July 6, 2022, to holders of record on June 15, 2022. Future dividend payments are subject to review and approval by the Board of Directors.
About Lam Research:

Lam Research Corporation is a global supplier of innovative wafer fabrication equipment and services to the semiconductor industry. Lam’s equipment and services allow customers to build smaller and better performing devices. In fact, today, nearly every advanced chip is built with Lam technology. We combine superior systems engineering, technology leadership, and a strong values-based culture, with an unwavering commitment to our customers. Lam Research (Nasdaq: LRCX) is a FORTUNE 500® company headquartered in Fremont, Calif., with operations around the globe. Learn more at www.lamresearch.com. (LRCX-F)

Caution Regarding Forward-Looking Statements:

Statements made in this press release that are not of historical fact are forward-looking statements and are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, but are not limited to, our plans to repurchase shares, including the plan or ability to fund share repurchase activities; and our plans to make dividend payments or declare dividends. Some factors that may affect these forward-looking statements include: supply chain disruptions have limited and are expected to limit our ability to meet demand for our products; supply chain cost increases and other inflationary pressures have impacted and are expected to continue to impact our profitability; manufacturing capacity constraints may limit our ability to manufacture and sell our products; trade regulations, export controls, trade disputes, and other geopolitical tensions may inhibit our ability to sell our products; business, political and/or regulatory conditions in the consumer electronics industry, the semiconductor industry and the overall economy may deteriorate or change; the actions of our customers and competitors may be inconsistent with our expectations; the severity, magnitude and duration of the COVID-19 pandemic (and the related governmental, public health, business and community responses to it), and their impacts on our business, results of operations and financial condition, are evolving and are highly uncertain and unpredictable; and widespread outbreaks of illness may impact our operations and revenue in affected areas; as well as the other risks and uncertainties that are described in the documents filed or furnished by us with the Securities and Exchange Commission, including specifically the Risk Factors described in our annual report on Form 10-K for the fiscal year ended June 27, 2021, and quarterly report on Form 10-Q for the quarter ended March 27, 2022. These uncertainties and changes could materially affect the forward-looking statements and cause actual results to vary from expectations in a material way. The Company undertakes no obligation to update the information or statements made in this press release.

Company Contacts:
Ram Ganesh
Investor Relations
(510) 572-1615
Email: investor.relations@lamresearch.com
Source: Lam Research Corporation###